Exhibit 99.1

AG Mortgage Investment Trust, Inc. Appoints Debra Hess To Board of Directors

NEW YORK, NY – February 8, 2018 – AG Mortgage Investment Trust, Inc. (NYSE: MITT) (“MITT” or the “Company”) is pleased to announce that Debra Hess, a seasoned real estate and mortgage industry executive, has joined its Board of Directors, effective immediately. She will serve as a member of the Company’s Audit Committee and Compensation Committee.

Ms. Hess most recently served as Chief Financial Officer of NorthStar Asset Management Group and NorthStar Realty Finance Corp. in New York; positions she held from July 2011 until January 2017, when these NorthStar companies merged with Colony Capital. Prior to joining NorthStar, Ms. Hess was Chief Financial Officer at H/2 Capital Partners and Newcastle Investment Group, a mortgage REIT managed by Fortress Investment Group. She previously held senior positions at Goldman, Sachs & Co. and the Chemical Banking Corporation. Ms. Hess currently serves on the Board of Directors of Crombie Real Estate Investment Trust (TSX: CRR.UN) where she is a member of the Audit Committee. Ms. Hess holds an MBA in Finance from New York University and a B.S. degree in Accounting from the University of Connecticut.

“We are pleased to welcome Debra to the MITT Board of Directors,” said David Roberts, President, CEO, and Chairman of the Board. “The MITT Board and management team look forward to benefitting from her deep knowledge and understanding of the mortgage banking, finance and real estate sectors, as well as her experience as a Chief Financial Officer for public companies in these sectors. Her addition to the Board will complement and strengthen the already robust expertise of our current board members.”

About AG Mortgage Investment Trust, Inc.

AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential and commercial mortgage assets, other real estate-related securities and financial assets. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities. For additional information, please visit our website at www.agmit.com.

AG Mortgage Investment Trust, Inc.

Karen Werbel - Investor Relations

(212) 692-2110

ir@agmit.com